UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 9, 2005

Target Corporation

(Exact name of registrant as specified in its charter)

Minnesota	1-6049	41-0215170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Nicollet Mall, Minneapolis, Minnesota 55403

(Address of principal executive offices, including zip code)

(612) 304-6073

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On November 9, 2005, the Board of Directors of Target Corporation approved certain changes in the compensation program for non-employee directors, to take effect beginning January 1, 2006.  The director compensation program, as amended, will provide non-employee directors with a choice of one of three forms for receiving his or her annual compensation, as follows:

Form #1

•                  Cash retainer of $80,000, paid quarterly, with the ability to defer the cash retainer under the Director Deferred Compensation Plan;

•                  Grant of stock options having a face value of $200,000 on the date of grant.  All options are granted at fair market value as of the grant date, which will occur in January of each year; and

•                  Grant of restricted stock units (RSUs) with a face value of $65,000.  RSUs will generally vest over a three year period and will be settled in shares of Target common stock after the director’s departure from the Board.  RSUs will be granted in June of each year.

Form #2

•                  An award of RSUs with a face value of $215,000.  One-half of the RSUs will be granted in January, and the balance in June.

Form #3

•                  If the director has satisfied Target’s stock ownership guidelines for directors, a grant of stock options having a face value of $615,000 on the date of grant.  One-half of the options will be granted in January, and the balance in June.

In addition to the annual compensation described above, newly-elected directors will receive a one-time award of RSUs with a face value of $50,000 upon joining the Board.

The chairpersons of the Audit and Compensation Committees will receive additional annual compensation of $25,000 and $15,000, respectively, and the Vice Chairman of the Executive Committee will receive an additional $10,000.  These additional amounts will be paid in cash if Form #1 is elected, in RSUs if Form #2 is elected, or if Form #3 is elected, stock options having a face value of $75,000 for the Audit Committee Chair, $45,000 for the Compensation Committee Chair and $30,000 for the Vice Chairman of the Executive Committee.

All non-employee directors also receive the same merchandise discount provided by Target to employees generally, and are provided with $100,000 of accidental death life insurance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGET CORPORATION

Date: November 15, 2005	/s/ Douglas A. Scovanner
Douglas A. Scovanner
Executive Vice President and Chief Financial Officer